UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BALL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[Letter to be sent by R. David Hoover, Chairman and Chief Executive Officer, to Fellow Ball shareholders]

Dear Fellow Ball Shareholder:

WE NEED YOUR VOTE! Please vote your shares in person or by proxy at Ball Corporation’s annual meeting of shareholders scheduled for April 28, 2010.

Unlike prior years, your broker, or other nominee, can no longer vote your shares for you on most of the matters to be considered at the meeting.  The New York Stock Exchange rules governing broker discretionary voting changed beginning in 2010 so if you do not vote your shares, or instruct your broker, or other nominee, on how to vote your shares, they will not be voted.  Before the rule change, brokers who did not receive voting instructions typically would vote on routine matters, including the election of directors, in accordance with management’s recommendation.

Why is this important? We have approximately 94 million shares outstanding.   Seventy-five percent (75%) of those shares are held by institutional investors.  Many institutional investors look to governance rating agencies, like RiskMetrics, to advise them how to vote.  Without your vote this could result in the unintended consequence of unnecessarily empowering those rating agencies, which have no vested interest in our company, on influencing critical shareholder decisions.

Having led Ball Corporation for 10 years and having been a part of the organization for almost 40 years, I am proud of our record of performance.  I believe that our performance demonstrates we are well organized to run our business.  The way we elect and retain qualified directors, the way we pay our employees and the way we protect our shareholders by causing anyone who desires to buy the business to deal directly with our Board of Directors all combine to serve our best interests as collective owners.

Our results have been excellent:

●	2009 diluted earnings per share were up 12% over 2008 results in one of the most difficult economic climates in decades
●	For 2009, Ball stock outperformed both the S&P 500 and Dow Jones Industrials indices
●	Our 10 year total return to shareholders is 482.45%

We have several important issues for shareholder consideration that are described in your 2010 Ball Corporation Proxy.  I encourage you to learn about those issues and vote on each.  I would encourage you to vote for or against each proposal as recommended by your Board of Directors, but regardless of how you vote, it is important that you CONSIDER THE ISSUES AND VOTE.

Thank you for considering this important subject.  We will continue to work diligently every day for you – our shareholder.  If you have questions regarding this letter, please contact Ann Scott at 303-460-3537.  Or if you need a replacement proxy card, please contact Tammie Marshall at Computershare, 312-499-7032.

Sincerely,

/s/ R. David Hoover
R. David Hoover
Chairman and CEO